UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2003

COMMISSION FILE NUMBER 1-9533

WORLD FUEL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-2459427
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Item 5.    Other Events and Regulation FD Disclosure

World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and financing of aviation and marine fuel products and related services, today reported that net income for the third quarter ended September 30, 2003 was $5.5 million, or $0.49 per diluted share, compared to $0.7 million, or $0.07 per diluted share, for the same quarter in the prior year. For the nine months ended September 30, 2003, the Company reported net income of $16.2 million, or $1.46 per diluted share, compared to $9.6 million, or $0.89 per diluted share, for the same period a year ago. Included in last year’s third quarter and nine months results was a non-recurring after tax charge of $970 thousand, or $0.09 per diluted share, from a previously announced debt settlement and a $2.8 million after-tax charge, or $0.25 per diluted share, from previously announced executive severance for the former Chairman of the Board of Directors and four other executives.

“We are pleased with our continued strong results, which reflect the success of our business model and validate the tremendous effort of our global team.” said Paul Stebbins, Chairman and Chief Executive Officer.

See exhibit 99.1 for the press release.

Item 7.    Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

99.1	Press Release dated October 29, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 30, 2003	World Fuel Services Corporation

/s/ Michael J. Kasbar
Michael J. Kasbar President and Chief Operating Officer

/s/ Francis X. Shea
Francis X. Shea Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)